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                                                        SEC FILE NUMBER


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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 12b-25


                           NOTIFICATION OF LATE FILING

(Check One):   [_] Form 10-K    [_] Form 20-F    [_] Form 11-K    [x] Form 10-Q
               [_] Form 10-D    [_] Form N-SAR [_] N-CSR

          For Period Ended:   November 30, 2007
                           -----------------------------------

      [_] Transition Report on Form 10-K

      [_] Transition Report on Form 20-F

      [_] Transition Report on Form 11-K

      [_] Transition Report on Form 10-Q

      [_] Transition Report on Form N-SAR

          For the Transition Period Ended:______________________________________

--------------------------------------------------------------------------------
  READ INSTRUCTION (ON BACK PAGE) BEFORE PREPARING FORM. PLEASE PRINT OR TYPE.
    NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
                   VERIFIED ANY INFORMATION CONTAINED HEREIN.
--------------------------------------------------------------------------------

If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates: _________________________________


PART I -- REGISTRANT INFORMATION
  Lazare Kaplan International Inc.
________________________________________________________________________________
Full Name of Registrant

________________________________________________________________________________
Former Name if Applicable
  19 West 44th Street
________________________________________________________________________________
Address of Principal Executive Office (Street and number)
  New York, New York  10036
________________________________________________________________________________
City, State and Zip Code


PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

     |    (a)  The reasons  described in  reasonable  detail in Part III of this
     |         form  could  not be  eliminated  without  unreasonable  effort or
     |         expense;
     |
     |    (b)  The subject annual report,  semi-annual report, transition report
     |         on Form 10-K,  Form 20-F, Form 11-K, Form N-SAR or Form N-CSR, or
[X]  |         portion  thereof,  will  be  filed  on or  before  the  fifteenth
     |         calendar day  following the  prescribed  due date; or the subject
     |         quarterly  report  or  transition  report on Form 10-Q or subject
     |         distribution  report on Form 10-D,  or portion  thereof,  will be
     |         filed  on  or  before  the  fifth   calendar  day  following  the
     |         prescribed due date; and
     |
     |    (c)  The  accountant's  statement  or other  exhibit  required by Rule
               12b-25(c) has been attached if applicable.


  PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID
                               OMB CONTROL NUMBER.

PART III -- NARRATIVE

State below in reasonable detail why Forms 10-K, 20-F, 11-K, 10-Q,10-D, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach extra Sheets if Needed)

The registrant experienced an unexpected delay in the filing of its quarterly report on Form 10-Q for the period ended November 30, 2007 (the "Form 10-Q"). The Form 10-Q was filed on January 15, 2008 before 9:00 a.m. Eastern Standard Time, thereby receiving a filing date of January 15, 2008. The registrant has requested, pursuant to Rule 13(b) of Regulation S-T, an adjustment of the filing date of the Form 10-Q, from a filing date of January 15, 2008 to the date of the required deadline for filing the Form 10-Q, January 14, 2008, in a letter submitted today to the SEC's Division of Corporate Finance. The registrant is filing this Form 12b-25 to assure it meets its timely filing requirements if the registrant's request for an adjustment of filing date under Rule 13(b) of Regulation S-T is not accepted.


PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

       William H. Moryto                             212          972-9700
     -----------------------------------------  ------------   -----------------
                       (Name)                     (Area Code) (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed ? If answer is no, identify report(s).
                                                                 [x] Yes  [_] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                                 [_] Yes  [x] No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.
--------------------------------------------------------------------------------

                   Lazare Kaplan International Inc.
       -----------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date  January 15, 2008               By   /s/ William H. Moryto
    -------------------            ---------------------------------------------
                                     William H. Moryto, CFO and Vice President

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

____________________________________          __________________________________
                                    ATTENTION
   INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL
                        VIOLATIONS (SEE 18 U.S.C. 1001).
____________________________________          __________________________________

                              GENERAL INSTRUCTIONS

1. This form is required by Rule 12b-25 (17 CFR 240.12b-25) of the General Rules and Regulations under the Securities Exchange Act of 1934.

2. One signed original and four conformed copies of this form and amendments thereto must be completed and filed with the Securities and Exchange Commission, Washington, D.C. 20549, in accordance with Rule 0-3 of the General Rules and Regulations under the Act. The information contained in or filed with the form will be made a matter of public record in the Commission files.

3. A manually signed copy of the form and amendments thereto shall be filed with each national securities exchange on which any class of securities of the registrant is registered.

4. Amendments to the notifications must also be filed on Form 12b-25 but need not restate information that has been correctly furnished. The form shall be clearly identified as an amended notification.

5. Electronic Filers: This form shall not be used by electronic filers unable to timely file a report solely due to electronic difficulties. Filers unable to submit reports within the time period prescribed due to difficulties in electronic filing should comply with either Rule 201 or Rule 202 of Regulation S-T (ss.232.201 or ss.232.202 of this chapter) or apply for an adjustment in filing date pursuant to Rule 13(b) of Regulation S-T (ss.232.13(b) of this chapter).

                                        2